                                                                  EXHIBIT 10.7


ALL SECTIONS MARKED WITH TWO ASTERISKS ("* *") REFLECT PORTIONS WHICH HAVE BEEN REDACTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY KIDS MART, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.



                                   AGREEMENT

Michael A. Harb
BE BOP CLOTHING, INC.
5833 Avalon Blvd.
Los Angeles, CA 90003

Dear Mr. Harb:

                                   SECTION 1

        The parties to this Agreement are Be Bop Clothing, Inc., a California corporation and Kids Mart, Inc., a Florida corporation. This Agreement is also contingent upon the parties executing an Exchange Agreement and Investment Representation Agreement. Pursuant to that contingency and also in exchange for the following agreed upon consideration, the parties agree as follows:

                                   SECTION 2

        Currently, there exists an open Accounts Receivable owed to Be Bop Clothing, Inc. in the sum of Five Hundred Eighty Six Thousand Four Hundred Twenty-three Dollars and Thirteen Cents ($586,423.13). It is anticipated that an additional Sixty Three Thousand Five Hundred Six Dollars and Eighty Seven Cents ($63,576.87) of merchandise will be shipped to Kids Mart, Inc. to comprise a total "investment" of Six Hundred Fifty Thousand Dollars ($650,000.00). That amount will be the total "investment" by Be Bop Clothing, Inc., which will then be given non-registered Common Stock of Kids Mart, Inc. at a price per share (with respect to the Exchange Agreement) of One Dollar and Fifty Cents ($1.50). The Common Stock of Kids Mart, Inc. is currently quoted on the OTC Bulletin Board.

                                   SECTION 3

        As long as Be Bop Clothing, Inc. does not reduce its investment in Kids Mart, Inc. as set forth in Section 2 above, Kids Mart, Inc. will use its best efforts to maintain Ten Million Dollars ($10,000,000) in annual sales from Be Bop Clothing, Inc. beginning January 1, 1997, as per the attached "Volume Breakdown and Mark-up Goal" which is hereby incorporated by reference and made a part of this Agreement. Until Kids Mart, Inc. receives factor support, the terms of payment for the Ten Million Dollars annual sales will be based upon mutual agreement between Be Bop Clothing, Inc. and Kids Mart, Inc., for each purchase order. If the parties are unable to agree upon mutually agreeable terms, either party has the option to cancel this agreement upon thirty (30) days written notice. However, until Kids Mart, Inc. receives factor support, Kids Mart, Inc. agrees to net 45 day terms. At the time Kids Mart, Inc. receives factor support, Be Bop Clothing, Inc. will grant Kids Mart, Inc. net sixty (60) day terms. Should Kids Mart, Inc. not be prompt in paying said accounts on these terms, said failure would constitute a breach of this Agreement.

                                   SECTION 4

        Kids Mart, Inc. agrees that a senior executive officer and primary shareholder of Be Bop Clothing, Inc. will be installed on the Board of Directors of Kids Mart, Inc. within three (3) months of the execution of this Agreement to serve until the next Annual Meeting of Shareholders. Thereafter, unless Be Bop Clothing, Inc. has reduced its above-stated investment by more than Fifty Percent (50%), Kids Mart, Inc. shall nominate said senior executive officer of Be Bop Clothing, Inc. to the Board of Directors to be voted upon by the shareholders at each annual meeting.

                                   SECTION 5

        Modification. Neither this Agreement nor any provision hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

                                   SECTION 6

        Notices. Any notice, demand or other communication which any party hereto may be required, or may elect, to give to anyone interested hereunder shall be sufficiently given if (a) deposited, a postage prepaid, in a United States mail letter box, registered or certified mail, return receipt requested, addressed to such address as may be given herein or (b) delivered personally at such address.

                                   SECTION 7

        Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. If the undersigned is more than one person, the obligations of the undersigned shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators and successors.

                                   SECTION 8

        Partial Agreement. This instrument contains the partial agreement of the parties, and there are no representations, covenants or other agreements except the Exchange Agreement and Investment Representation Agreement referenced herein.

                                   SECTION 9

        Assignability. This Agreement is not transferable or assignable by the parties unless agreed to in writing by all said parties.

                                   SECTION 10

        Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such state.

                                   SECTION 11

        Gender. All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.

                                   SECTION 12

        Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

        IN WITNESS WHEREOF, the parties have executed this Agreement on this 11th day of September, 1996.

BE BOP CLOTHING INCORPORATED                    KIDS MART, INC.


By: /s/ Marcus Sphatt                           By: /s/ Bernard Tessler
- ----------------------------                    ----------------------------
    Marcus Sphatt                                   Bernard Tessler
    Vice President                                  President


By: /s/ Michael Harb
- ----------------------------
    Michael Harb
    Chief Executive Officer

                                      * *

                             ADDENDUM TO AGREEMENT